UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 5, 2015

EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its
charter)

INDIANA
(State of incorporation or organization)

0-23264
(Commission file number)

35‑1542018
(I.R.S. Employer
Identification No.)

ONE EMMIS PLAZA
40 MONUMENT CIRCLE
SUITE 700
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)

(317) 266-0100
(Registrant’s Telephone Number,
Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 5, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of Emmis Communications Corporation (the “Company”) adopted a new bonus plan for the fiscal year ending February 29, 2016. Under the plan, eighty percent of bonuses paid to our executive officers will be based on the attainment of specified EBITDA goals as set forth in the plan, and twenty percent will be paid in the discretion of the Committee. At the end of each fiscal quarter, the Committee will determine the extent to which pre-established quarterly EBITDA-based performance goals for our radio, publishing, Digonex, TagStation businesses, as well as for the total Company, were achieved. The Committee will award a quarterly EBITDA-based bonus to each participant based upon the extent to which the applicable quarterly EBITDA performance goal was achieved, with no quarterly bonus to be paid under the plan if less than 95% of the quarterly performance goal was achieved. The quarterly bonus, if any, will be up to 10% of the participant’s annual EBITDA-based target bonus amount for the first fiscal quarter, increasing to fifteen percent for the second fiscal quarter and twenty percent for the third fiscal quarter. At the end of the fiscal year, the Committee will determine the extent to which the pre-established annual EBITDA-based performance goals for our radio, publishing, Digonex, TagStation businesses, as well as for the total Company, were achieved. The Committee will award a year-end bonus to each participant based upon the extent to which the applicable annual EBITDA performance goal was achieved, with no annual bonus to be paid under the plan if less than 90% of the applicable annual EBITDA performance goal was achieved. The annual bonus attributable to attainment of the applicable EBITDA goals, if any, will be up to eighty percent of the participant’s total annual target bonus amount less quarterly EBITDA bonuses received during the year. Additionally, each participant may be awarded up to twenty percent of the participant’s annual target bonus amount at the end of the fiscal year in the Committee’s discretion. No discretionary bonuses will be paid under the plan if the total Company EBITDA goal is attained at less than seventy-five percent. Under the Plan, the Company also established an excess bonus pool of 10% of the amount by which total Company EBITDA for the year exceeds the pre-established total Company EBITDA goal for the year. Each participant in the plan who achieves their specified annual EBITDA goal will participate in the excess bonus pool in proportion to their annual EBITDA-based target bonus amount. Quarterly bonuses, if any, will be paid following the filing of the Company’s quarterly report on Form 10-Q for the applicable quarter, and annual bonuses, if any, will be paid following the filing of the Company’s annual report on Form 10-K. Bonuses may be paid in shares of the Company’s Class A Common Stock or in cash, in the Committee’s discretion. The plan is generally designed to comply with Internal Revenue Code Section 162(m) to maximize the tax deductibility of any bonuses paid under the plan. As such, the plan is administered under the Company’s 2012 Equity Compensation Plan.

On March 9, 2015, we entered into a new two-year employment agreement with Richard F. Cummings to serve as President of Emmis Radio Programming, effective March 1, 2015. Under the agreement, Mr. Cummings’ base salary is $485,000 for the first year and will increase, if at all, by an amount equal to the percentage increase for Company’s corporate merit pool for the second year. His annual incentive bonus target is 60% of his base salary. The annual incentive bonus will be paid, if at all, based upon achievement of certain performance goals to be determined by the Company. The Company retains the right to pay such annual incentive bonus in cash or shares of our Class A common stock. Mr. Cummings will continue to receive an automobile allowance and to be reimbursed for up to $5,000 per year in premiums for life or other insurance. He also retains the right to participate in all of our employee benefit plans for which he is otherwise eligible and will be entitled to severance equal to $470,000 in the event he is not offered substantially similar employment upon the expiration of the term and his employment terminates. If he is entitled to severance, Mr. Cummings will be offered a four year part-time programming role with total payments over the four years of $530,000. The switch from full-time to part-time employment is designed to constitute a ‘separation from service’ within the meaning of section 409A of the Internal Revenue Code. In addition, the agreement provides for the grant to Mr. Cummings of one hundred fifty thousand restricted shares of the Corporation’s Class A Common Stock, which shall vest in three (3) equal installments on the final day of February during each of 2016, 2017 and 2018. The description of the employment agreement set forth above is qualified in its entirety by reference to the employment agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.
(c)     Exhibits.
Exhibit    Description
10.1    Employment Agreement with Richard F. Cummings effective as of March 1, 2015.

Signatures.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION
Date: March 10, 2015
	By:	/s/ J. Scott Enright
J. Scott Enright, Executive Vice President,
General Counsel and Secretary